Exhibit 99.03

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

ALLIANCEBERNSTEIN

Moderator:     Phillip Talamo

May 3 2010
4:00 p.m. CT

Operator:
Thank you for standing by and welcome to the AllianceBernstein first quarter 2010 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks there will be a question and answer session and I will give you instructions on how to ask a question at that time.

As a reminder, this conference is being recorded and will be replayed for one week.  I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo.  Please go ahead.

Philip Talamo:	Thank you Julie Ann. Good afternoon, everyone, and welcome to our first quarter 2010 earnings review.

As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found in the investor relations section of our Website at www.alliancebernstein.com/investorrelations.

Presenting our results today are our Chairman and Chief Executive Officer, Peter Kraus, our Chief Operating Officer, David Steyn, and our Chief Financial Officer, John Howard.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and is subject to certain SEC rules and regulations regarding disclosure.  Our cautionary language regarding forward-looking statements can be found on page two of our presentation, as well as in the MD&A section of our 2009 10K.

In light of the SEC’s regulation FD, management may only address inquiries of a material nature from the investment community in a public forum.  Therefore, we encourage you to ask all such questions on this call.  And with that, I’ll turn the call over to Peter.

Peter Kraus:
Thank you, Phil.  This afternoon we’d like to talk a little bit about performance in a slightly different way than we traditionally do.  You’ll find in the presentation, in the appendix pages 21 to 24, our traditional presentation for performance, which shows you first quarter performance for value, growth, fixed income.  It also shows you annual performance for each of those services in the traditional manner.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

But what we have talked about quite consistently over the last year with regards to our businesses and our services is some of the significant underperformance that we experienced in 2008 and the impact that that’s had on the business.  So what we decided to show you in this quarter was peak-to-trough performance, that is, October 9, 2007, which is the peak, through March 9, 2009, the bottom, i.e. the trough.  And then, March 9, 2009, through March 31, 2010.

We recognize that our clients do look at our performance over time.  They do actually look at how much our outperformance has outrun our underperformance and this is another way for us to explain to all of you why we’re confident about where we’re going in the future.

So if you look at the first page, we show you Lipper percentile ranks, which are different than the institutional rankings in precise amounts, but not directionally.  You’ll see for global value, international value, and U.S. value, the bottom diamonds, which reflect the peak-to-trough underperformance and the relatively poor competitive rankings.  You’ll then see the trough-to-present rankings for the same services as being at the top decile or top quartile of performance, or for U.S. value almost top third at 34 percent, and those performances are actually quite attractive, and you can see what the actual numbers are below those bars.

Similarly, you can see for growth essentially the same kinds of performance for GRG, which is the first bar, international growth and small- and mid-cap growth.

And last, you can see performance for the bond strategies, which are for global bond, high income, where we’re really doing quite well at the fifth percentile, and the intermediate diversified muni portfolios, which are actually switched and that’s exactly what we want from these services.  That is, the service outperformed in the tough times and the service is underperforming during the recovery because we’re looking for conservatively well-managed diversified municipal portfolios and that is exactly what we’ve got.

So the punch line here is that we feel pretty good about the performance from the bottom to the present.  The outperformance across the services is pretty consistent with the exception of municipal activities which are, as we said, as we’ve designed, and that makes us feel more optimistic about what our clients and prospects are likely to do with regards to allocating capital to us going forward.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Our Q1 performance, as I said, is in the appendix pages on 21 to 24, and for the first quarter we had average to, in some cases, below average performance.  But as I say, that is one quarter and we don’t think that is going to change the trend that I’ve just articulated.

Let me move to net flows by investment service for the quarter, which is on page seven.  There you can see substantial inflows in the fixed income area - better than anything we’ve seen since the first quarter of ’09 at $5.2 billion.  We had continued outflows in both value and growth, although for value at a significantly lower level and for growth at a reasonably consistent level with the last two quarters.

With that, I’m going to turn it over to David to talk about net flows by distribution channel.

David Steyn:
Thank you, Peter.  As Peter said, the conventional way we show performance is included in the appendix and what that shows for Q1 is a generally flat quarter off the back of a stunning ’09, almost across the board where performance was good or great, particularly noteworthy being value and fixed income performance.

So when we look at the flow picture, which Peter has just been talking about, we see an improvement in value and a very positive fixed income flow story.

The numbers on page eight, and then in the subsequent pages for each of the channels, are sort of consistent with that message as we look at the channels of institutions, retail and private client, and what I’ll try to do is give some flavor of what’s happening within or behind these numbers.  But at the sort of macro level, the story we’ve been talking about for the past three or four quarters continues to be borne out with a turnaround in the channels led by retail, closely followed by private client, with institutions still being challenged.

So let me talk about private client, which is on slide nine.  At the risk of being boring, there’s going to be a sort of consistency to the themes of what I’m talking about today because they really haven’t changed from last quarter or the quarter before or indeed the quarter before that.

Within private client the story is slower outflows and higher sales.  Now when I say higher sales, there’s a caveat to that.  The dollar number of sales is actually down, it’s pretty constant from Q3 ’09 to Q4 ’09 and first quarter of 2010.  But the number of sales, number of new accounts, and the number of new relationships has actually been improving materially.  The logical conclusion of that is that we’re seeing a lot of activity at the smaller to medium size end of the marketplace rather than the medium to large end of the market.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

The second theme underpinning private client activity is the one we talked about for most of last year, the gradual re-risking of portfolios.  We’re seeing an asset shift back into equities, certainly out of cash and some shift out of fixed income.

The last concept I would raise is the new products and services which we’ve been introducing into the private client channel, which we see as a very important enhancement of our services post 2008, particularly dynamic asset allocation.  We see here in the fourth bullet point it’s been adopted by over 2,000 clients since late February.  Actually, as of today, it’s 2,650 clients and we’re seeing very, very high demand and interest from our client base and our prospect base for this dynamic asset allocation approach.

So let me turn to retail.  As I said, retail is the channel which has led the turnaround, moving significantly into positive territory.  Again, many of the same themes we talked about for the past two or three quarters persist.  If we look at redemptions, it’s sort of like a steady state.  I say steady-state redemptions – by the way, these do not look particularly different to past years as a sort of redemption picture for our retail business.

There is a difference in the story, which we’ve mentioned in the past, between mutual funds versus sub-advisory.  The mutual fund business, both in redemptions and sales, is looking rather healthy or much more positive than sub-advisory, where we continue to see some elements of de-risking.  But overall - steady state redemptions and a better sales picture.

Looking at the geographic split of the business, and here I’m particularly talking about the mutual fund activity, we’ve said in the past that this has been led by non U.S. markets.  We do highlight here in the third sub-bullet point that the U.S. is still negative.  I really should say that that’s a very marginal negative number.  We’re certainly seeing an improvement in mutual fund sales in the United States, but very positive flows outside the United States of America.

So, that’s a non-U.S. versus U.S. perspective.  If we look at it at an asset class level, our fixed income is clearly leading over equities in every market in which we are operating and we continue to see meaningful fixed income flows.  In fact, at the sort of anecdotal level, we had had some early concerns that some of our Asian distribution might be challenged by volatility in the marketplace. In past cycles we’ve seen significant correlation between volatility and outflows.  In fact, to date we’ve seen very little of that.  It all seems to be somewhat dampened.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Looking slightly forward, the one observation I would make about Q1 2010 is the mutual fund flows have been lumpy, by which I mean there’ve been a couple of very large deals with distributors.  Looking out into the second quarter, we definitely see a broadening of support and a reduction, if you want to put it that way, in the lumpiness. So the picture in retail is encouraging and looking forward looks encouraging.

Of the three channels, Institutions is, as we commented in the past, the most challenged by the performance of 2008 but even here we see a changing picture.  Net outflows have improved significantly versus the fourth quarter of ’09 and versus first quarter ’09 due to decreased gross outflows.

Now Q1, 2010 sales are actually down versus fourth quarter ’09.  I wouldn’t read anything into that, as the pipeline number further down the slide shows.  The pipeline is growing in fact from these numbers as we look out halfway through Q2 - the pipelines a little bit higher than this.  I would rather sort of say a little bit like the retail performance being a little bit lumpy in the first quarter of 2010, the institutional flows have been somewhat lumpy in the first quarter of 2010.  So as I say, I wouldn’t extrapolate anything out in that decline in sales.

Like retail, much of the success of this period is coming out of fixed income, where strong performance is driving global fixed income sales, particularly outside the United States of America, and we expect that to continue.  This is first , because of the very strong performance of AllianceBernstein but second, because in many of these markets we continue to see a shift of assets into fixed income.

Now one question Peter and I have been asked in a number of previous meetings has been “how is the institutional business relating to consultants and what type of feedback are we getting from consultants?” and we tried to answer that in the past by saying it’s very hard to treat the consultant community as one homogeneous group.  They vary around the world.  But we’ve also pointed out they also vary depending upon the services we are talking about.

We feel the dialogue we’re having with consultants is actually improving, and has been evidenced by some recent very strong advocacy from the consultant community for our fixed income services.

Now one theme which has transcended all three of our channels, private client, retail and institutions, has been new product development.  In private client I spoke about dynamic asset allocation, but in retail and institutions we‘ve also had very significant innovation over the past few quarters, all of which are helping gain traction and reposition the firm.  We’ve talked in the past about PPIP, where we’re the largest single capital raiser of the nine PPIP managers.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Other initiatives have included a Brazil infrastructure fund, emerging market debt with currency overlay options, the strategic opportunities funds, roaming across the entire capital structure, the dynamic asset allocation I’ve spoken about, and a suite of inflation strategies services pending.  In our retail channel for U.S. investors we have added muni high income and U.S. strategic research.  For non-U.S. investors we have Europe high yield and U.S. SMID.

I think this is a pattern which you’ll continue to see within the organization over the quarters to come as we evolve into a broader suite of services for all of our clients.

Let me turn last on the business side to comment on our sellside, Bernstein Research, and again it’s going to be a repetition of the themes we’ve spoken about over recent quarters.  The revenue increase over first quarter last year and fourth quarter last year are driven by market share gains, both in the United States of America and in Europe, but perhaps particularly noteworthy in Europe.

The second point I’d highlight is that the research and trading capabilities of Sanford C. Bernstein continue to be recognized by our peers and our clients.  Bernstein again is ranked number one on all key metrics of research quality in a leading independent survey in the U.S., including highest quality of equity research, greatest knowledge of companies and industries, and most creative ideas and themes.  And actually, I think the one which is almost most important, most trusted by our clients.

So looking forward on the sellside at Bernstein Research, it will be more of the same.  We will continue to roll out the global footprint, continue to build the roster of published analysts, and continue to expand and grow the service set, such as equity derivatives, electronic platforms and ECM.

And the last bullet point on this page is perhaps something new for these quarterly calls.  What we see here is increased collaboration between our sell side and our private client sales operations.  We see great opportunities here to bring some of the capabilities of our sellside to the top end of our private client business in a series of innovative products and services, which will broaden the product array we can offer some of the most sophisticated private clients in the world.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

So with that, let me just close on headcount, which is on page 12.  Tail end of last year I said that we expected to end the year at 4,400 headcount, give or take.  I’m not quite sure whether we’re giving or taking here, but our headcount at the end of the first quarter 2010 was actually 4,276.  Again, I wouldn’t read anything into this particular number.  As a point of reference, this attrition rate is actually at or lower than the historical first quarter attrition rate for this firm, stripping out 2009, which was obviously a somewhat unusual year.  Our first quarter headcount attrition has ranged from four to six percent, and here we’re showing four percent.  So in fact this is at the lower end of attrition compared to the years 2005, ’06, ’07 and ’08.

So with that, let me hand us over to John Howard, our new Chief Financial Officer, who will take you through the financials.

John Howard:	Thanks, David. Before we begin, I’d like to highlight one change that we’ve made within our financial slides in an effort to make our earnings calls more informative.

As we review the financial results of the current quarter, we will now compare these results to both the year-over-year and quarter-over-quarter periods.  On prior calls we’ve primarily focused on reviewing the year-over-year trends.

Let’s begin on slide 13.  Earlier today we reported GAAP earnings per holding unit of 46 cents, which includes a four cent charge for a real estate write-offs.  Excluding the real estate charge of four cents, our earnings were 50 cents per unit during the quarter.

GAAP earnings in the first quarter of 2009 were seven cents per unit and we earned 62 cents in Q4.  Net income at the operating partnership level was $148 million this quarter, compared to $37 million earned in the first quarter of 2009 and $192 million earned in the fourth quarter of 2009.

Let’s first compare this quarter’s results with the first quarter of last year.  Net income at the operating partnership level increased by 300 percent, driven by a 21 percent increase in net revenues and an increase in operating expenses of only four percent.

Operating margins increased to almost 22 percent from about seven percent in the prior year quarter.

The improvement in our financial performance was largely driven by an 18 percent increase in base advisory fees and keeping the growth in our expenses to a minimum.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Now let’s compare the first quarter’s results with the fourth quarter of last year.  Net income at the operating partnership level fell by 23 percent from Q4, driven by a seven percent decrease in net revenues and a one percent increase in operating expenses.  The majority of the decline in our net income was a result of the following three items: a three percent decrease in base advisory fees, an 84 percent decrease in performance fees, which I’ll discuss on the next slide, and a $12 million charge related to excess real estate this quarter.

Before leaving this slide, let’s briefly discuss our operating partnership’s effective tax rate.  After adjusting for the net earnings attributable to minority interests, our effective tax rate was about eight percent during the first quarter, up slightly from about seven and a half percent for all of calendar 2009.  The change in our tax rate is primarily impacted by the percentage of our consolidated pretax earnings generated from the operations of our U.S. partnership.  We currently expect the full year, 2010 tax rate to be in line with the first quarter.

I’d also like to highlight that we expect to receive our final trail payment from the sale of our money market business to Federated in the second quarter of 2010.  We will not receive any future trail payments after June 30 of this year.

The next slide provides an overview of our first quarter revenues compared with the prior periods.  Net revenues were $725 million during Q1, up 21 percent compared to the first quarter of last year and down seven percent from Q4.  Base advisory fees grew 18 percent from the prior year quarter due to a 16 percent increase in average assets under management.  Compared to Q4, our base advisory fees were down three percent due to a slight decrease in our average assets under management as well as two fewer calendar days, which adversely impacted revenues in our retail channel.

The change in performance fees is largely a timing issue.  We typically collect the majority of our performance fees from hedge funds in the fourth quarter, which explains the sequential drop in these fees.  During the first quarter of 2009 we earned a $12 million performance fee due to the closure of the All Asset Deep Value Fund.

As David already discussed, revenues from Bernstein Research were up five percent form Q1 of last year and two percent compared to Q4.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Distribution revenues, which are based on average mutual fund assets under management, increased by 38 percent from the prior year period and decreased one percent from the fourth quarter, or roughly in line with changes in our retail AUM.

Note that these changes in distribution revenues are largely offset by changes in our AUM-based distribution plan payments included in promotion and servicing expenses.

Over the past couple of years, the main driver of changes in our investment gain and loss line item has been mark-to-market changes in our deferred compensation-related investments in AllianceBernstein products.  We recorded an $11 million gain on these deferred compensation investments this quarter, an improvement of $39 million from the $28 million investment loss we recorded in the first quarter of last year.  Mark-to-market gains in Q4 were $15 million.

We also recorded a $19 million investment loss in the first quarter from our consolidation of the AllianceBernstein venture capital fund.  Note that we only have a 10 percent interest in this consolidated fund so 90 percent of this loss is backed out as minority interest below the line.

Let’s move on to the next slide to discuss some key revenue drivers.  We ended the quarter with $501 billion in assets under management, up one percent from the end of last year and up 22 percent from the end of the first quarter of last year.  Our average AUM in Q1 was up 16 percent from the prior year period and down one percent from Q4.

The change in base advisory fees largely mirrors our change in average AUM with the difference related to changes in our product mix.

We’ve included the composition of our base advisory fees by channel.  All three channels are up over the prior year period with our retail and private client channels leading the way.

On the next slide we provide a high level break out of our operating expenses.  Overall operating expenses were up four percent from the prior year quarter and up one percent compared to Q4.

I’ll discuss employee compensation in more detail on the next slide.

Promotion and servicing expenses increased by 16 percent from Q1 of ’09 and decreased five percent from Q4, primarily due to changes in our distribution plan payments driven by fluctuations in our mutual fund AUM.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

G&A expenses were down one percent from the first quarter of last year and up 11 percent from Q4.

Let’s first discuss the year-over-year comparison.  The first quarters of 2009 and 2010 were both impacted by real estate charges.  We recorded a $12 million real estate charge in the first quarter this year and a $7 million charge in Q1 of last year.

Year-over-year, we also experienced a $7 million improvement in foreign currency P&L.  The main driver of the increase in our G&A expenses compared to Q4 was a $12 million real estate charge this quarter.

Excluding the impact of non-operating charges and foreign currency fluctuations, we currently estimate that the quarterly run rate for G&A expenses is approximately $125 to $130 million per quarter.

The next slide provides some additional information on compensation and benefits.  Total compensation and benefits expense for the quarter was $319 million, up two percent from the prior year quarter and down one percent from Q4.  Base compensation fell from both prior periods due to lower base salaries and lower severance.

Our current base salary run rate is $100 million per quarter.

Severance was $5 million during the quarter, down from $21 million in Q1 of ’09 and $12 million in Q4.  In the current quarter our cash bonus accrual is $68 million, roughly in line with the accruals for the prior period.

Deferred compensation was up $25 million from Q1 of ’09 and down $4 million from Q4.  The year-over-year variance was due to sizeable mark-to-market losses on the deferred compensation investments in the first quarter of last year.  There were more modest mark-to-market gains in both the fourth quarter of ’09 and the first quarter of this year, resulting in a much smaller quarter-over-quarter variance.  If you’d like more information about the effect of deferred compensation mark-to-market on our historical quarterly results, please turn to slide 34 in the appendix.

Commissions were in line with the first quarter of last year and up from Q4, largely driven by higher retail sales.  Fringes are up sequentially from Q4 due largely to the traditional increase in payroll tax at the beginning of each year.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

The next slide shows comparative financial results for AllianceBernstein Holding, the publicly-traded partnership.  As I mentioned earlier, GAAP earnings and distributions per unit in Q1 were 46 cents versus seven cents in Q1 of last year and 62 cents in Q4.  As of the end of Q1, AllianceBernstein Holding owned 36.6 percent of the operating partnership, up from 35 percent at the end of 2009.

I’d also like to give a brief update on our repurchase program. In March, we announced a repurchase program of up to 3 million units to help fund anticipated obligations under our incentive compensation award program.  During Q1 we repurchased approximately 834,000 units for a total cost of $23.6 million.  Please note that there were 102 million AllianceBernstein Holding units outstanding as of March 31.

Finally, as a reminder, and as we disclosed in our 2009 10K, our existing long term incentive plan expires in July of this year.  Therefore, we will be holding a special meeting of Unitholders this summer to seek approval of a new plan and anticipate filing our proxy statement by the end of May.

That completes our financial review, and now we’re ready to take your questions.

Operator:	Thank you. Ladies and gentlemen, if you would like to ask a question at this time, please press star then the number one on your telephone keypad.

Your first question is from the line of Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler:
Thanks, good afternoon everyone. First, just on the institutional channel, you know, given the kind of still low level of sales, which you say is a little lumpy, but with the improvement in the unfunded pipeline and redemptions, when do you expect to turn to positive flows in this channel?  And also, what products and distribution, you know, segments of this channel do you think will lead the way?

David Steyn:	Well, the first part of that question I wish I could answer, but I most certainly cannot. I don’t have a crystal ball to forecast when flows will turn into positive territory.

The second part of your question I can give guidance on.  Clearly we’ve seen some meaningful traction emerging in fixed income, global emerging market debt.  We’re seeing flows coming out of a broadening part of the world.  So, we’re seeing flows coming out of the Middle East, the continent of Europe, Japan, and some activity here in the United States of America.  So it’s again – you’re absolutely right, I did say things are lumpy at the minute in both retail and institutional but the lumpiness is easing.  We’re seeing a broadening out of where we’re seeing activity and I would expect that to continue.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Craig Siegenthaler:
And while the lumpiness on the institutional side sounds more like a negative adjustment now, was the lumpiness on the retail channel more of a positive, helping, you know, maybe benefiting mutual fund flows or retail flows in the first quarter or is that not true?

David Steyn:
Yes, there’s a degree of truth in that.  The first quarter was lumpy on the retail side in a positive and nice way, but the increased levels of activity which we’ve been talking about over the past few quarters in retail, we expect to see continue into the second and third quarter.  But it does mean we’re going to have some fluctuations around the trend line, which again, I would encourage you not to read too much into.  I would look at the longer term trend line rather than one quarter over the last.  But yes, Q1 retail was very good.

Craig Siegenthaler:
And real quick, just on the 2010 strategic initiatives, like the Asian research business, derivatives, European growth, ECM, will this have any impact on the income statement?  Meaning, kind of higher costs back end loaded this year?

Peter Kraus:
Yes I think that you’ll – you’ll have in the income statement some additional expenses relative to the build out of those activities and you won’t see revenues attached to that for, you know, 12 months or so.  And so you should expect that there is some investment going on here in the business in many different places as we see significantly more demand for the kinds of things that we do, not just in the Bernstein business, meaning the research business, but also in the investment business.

Craig Siegenthaler:	Great. Thanks, Peter. Thanks, David.

Operator:	Your next question is from the line of Robert Lee with KBW.

Robert Lee:
Thanks, good afternoon.  I guess my first question, just looking at the growth franchise and, you know, I guess one of my observations is that, notwithstanding the improvement from the recent trough in performance, you know, if you kind of look back over the, I don’t know, maybe the last decade, it seems almost that, you know, that part of the business never really seemed to, I think, fully recover if you will from, you know, the tech bubble days.  At least that’s one perception I have.  I mean, when you look at that, how does that play into, you know, your thoughts around use of capital, potential acquisitions.  You have talked a little bit, you know, since you came on board, Peter, about, you know, willingness to look at modest size small strategic things that may make sense.  I mean, do you see any need to, you know, make more changes in the growth franchise or somehow complement it in some way with possibly a third party business?

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Peter Kraus:
Robert, I think the growth business certainly has some challenges as a result of coming out of the early 2000s, whether it was the tech bubble or whether it was some of the other challenges the company faced at that time, which affected the retail distribution of the business.  There’s no doubt that that’s the case.  We still believe, however, in the growth research process, which we bolstered in the last six to nine months, and the performance that we’ve actually been able to create in that trough-to-peak analysis that I discussed at the outset.  I recognize that that’s a little bit different, but if you look at the growth performance in that chart, the trough-to-peak analysis showed, particularly in the international growth, where there’s substantial demand, as well as in the global growth, a much stronger performance than what we saw at the bottom.  So clients are looking at that and saying, well, that’s pretty interesting in terms of prospects as to where we’re going to go.

So I agree with you that the business was negatively impacted at the beginning of the 2000s.  I think that we continue to be focused on how can we improve that business by adding people that we think are substantial, important and alpha generating personnel, and we’ll continue to be focused on doing that as we think that this franchise has room to grow, and we think that the recent performance actually gives some support to that.

That encompasses your comment about acquisitions, meaning that we’ll look at and continue to look at both people and businesses that make sense.  But as I’ve said consistently, you know it’s going to be much more along the lines of people than it will be in terms of acquiring franchises.

Robert Lee:
OK, great.  And I do have a follow up question, I think maybe for David.  I’m just curious in the private client business, as I think you highlighted that new relationships are growing at a nice rate, but you’re not necessarily seeing that translate into more growth in sales because of, maybe its coming more in the smaller, midsized, you know, relationships.  You know, why do you think that you’re seeing less in fewer flows from larger size, or potentially larger sized relationships, you know, those, I guess I’ll call them ultra high net worth clients. Why are they doing less, staying put more, or less willing to make a change? I mean, how should I think about that compared to at least a couple of years ago, where a lot of your incremental growth was coming from the ultra high net worth segment?

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

David Steyn:
That’s a really interesting question and not an easy one to answer.  But let me give you a few thoughts on it.  In no particular order, first and foremost we’re certainly seeing the phenomenon of a private client who for the sake of the argument has $20 million and two years ago they would award $20 million.  Now they’re doing a beauty parade and awarding $10 million and keeping $10 million on the sidelines.  So that phenomenon is underway. And I think that’s true of the entire industry.

Now being slightly more parochial in the sense of talking about us, I think the character of our business, which is a proprietary architecture, based upon trust, based upon wealth forecasting, planning, analysis, is very much a holistic service to the private client.  And when I say proprietary architecture what I mean is we do the asset management, we do tax management, we do financial planning, et cetera, for our clients.  That today, post 2008 and the credit crunch and the financial crisis, that particularly resonates with that end of the marketplace.  By that end of the marketplace I mean the, you know, the $5, $10 million end of the marketplace rather than the fifty to hundred million dollar end of the marketplace.  So I’m giving sort of two reasons.  First of all, your clients are keeping money on the sidelines and making an allocation.  And then secondly, what you might call the sweet spot of the Bernstein private client business is particularly active right now.

Now, of course, you framed your question slightly differently, that is, what’s happening at the top end of the marketplace, and I’ve given you an answer by talking about what’s happening at the lower end of the marketplace.

I think the top end of the marketplace of private clients, first of all, I want to say has the wider set of options and can access a wider array of asset managers, and almost certainly is much more open architecture, and will have multiple advisors and may very well have consultants involved in that process.

Also, by the way, they’ve had much more exposure to alternative vehicles than the smaller end of the marketplace.  So their experience in 2008 would have been different than the experience of what happened to the smaller end of the marketplace and therefore perhaps different things are resonating in that marketplace.

You are right in saying that a few years ago we were definitely having some success at the upper end of the marketplace, which we talked about.  But having said that, the bread and butter of the Bernstein private client business, the sweet spot in the marketplace for us, the part where we win most mandates and have greatest brand equity, if you want to put it that way, has always been closer to the $5, $10 million than the fifty to one hundred million segment of the market.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Robert Lee:
OK, great.  And if I could, maybe just one last follow up question.  This relates to share repurchase and I guess it’s tied into comp.  As evidenced by the share count this quarter, the plans are to use more restricted stock in compensation going forward and you talked about the share repurchase.  I’m just curious, I mean, given your MLP structure and, you know, the limitations you have on capital retention, how does, how does that play into your share repurchase.  Does it at all impact, even if it’s just a penny or two here or there, you know, what you may end up distributing per quarter. I’m just trying to reconcile the need to distribute everything versus the increased need for share repurchases going forward.

Peter Kraus:	Robert, you recognize that if we’re not paying our employees in cash and we’re paying them in shares, we’re obviously saving that cash.

Robert Lee:	True.

Peter Kraus:
So that’s principally where the share repurchases are coming from.  So for a dollar of compensation expense, just to use an example, if that $1 was entirely stock, and we expensed that and we don’t pay that out in distribution then we saved that cash.

Now of course the price at which we buy the stock back could be equal to, greater than or less than the price that we repurchased it and of course half of those shares get paid back effectively by, or bought back effectively by, withholding them from taxes at whatever the right tax rate is, depending on the individual’s earnings rate.

So most of the cash that’s being used to buy the stock back is actually coming from what would otherwise be compensation, and you’ll find us actually being pretty parsimonious in the amount of debt that we wanted to put on the balance sheet.  We like running a lower levered organization.  We have plenty of operating leverage in the company and plenty of leverage in the half a trillion dollars of assets that we are also managing.

Robert Lee:	That was it. Thank you very much.

Operator:	Your next question is from the line of Bill Katz with Citi Group.

Bill Katz:
OK, thank you.  Good afternoon.  Just a couple questions, I’m trying to reconcile your discussion of reinvestment in the business versus your guidance around base compensation and G&A.  Where would we expect to see the step up of investment spending around new products?

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Peter Kraus:
Well, I think, Bill, that you’ll see base compensation go down less quickly, but obviously we’ve got a much smaller headcount today than we had a year ago, or a year and a half ago.  So you would expect to see base compensation lower.

And, obviously incentive compensation will be impacted similarly, which means to say that it will go down less quickly as well and, in fact, quarter to quarter its up, but that’s for different reasons.

So I think that we’re not going to encumber the income statement hugely by investing, but we are going to invest.  We see significant opportunities in the research business.  We see significant opportunities in some of the investment businesses.  We’ve talked about real estate for a year, obviously that’s a place where we’re investing.

So those things continue to be places that we are going to allocate cost, not capital.  We’re not buying something there but the cost of higher individuals before revenues will be in the P&L.

John Howard:	Bill, most of those expenses are going to be in the incentive comp line item and not in base salary.

Bill Katz:
OK.  Second question, just to go back to your new slides, if you sort of step back from that and you look at sort of the volatility on the way down and the volatility on the way up, what do consultants focus on more now at this point in time?  Is it the cumulative return across the cycle or the volatility of return across the cycle and how may that affect the pipeline going forward?

Peter Kraus:
You know, you all have asked us questions in the past about how our consultant dialogue is going and what we can tell you about that.  I think in the last few months the consultant dialogue has turned decidedly more positive with us.  They’re asking us questions about how do we help them solve their problems and their clients’ problems, and that was a dialogue, quite frankly, that we weren’t getting to because people were very focused on performance.

And so the reasons for showing you these peak-to-trough numbers and trough-to-present numbers is to give you some sense that consultants are gaining comfort in our ability to perform and for the organization to actually do what we have said the organization can do.  So we’re not trying to make projections because we can’t.  But what we are trying to give you is a sense that the dialogue around the institutional marketplace and the consultant marketplace is decidedly different than what it was in the past, and part of the reason for that is the numbers that we’re showing you in performance.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Bill Katz:
OK, just one last question if I may, I’ll get back into the queue because I have a few others.  I noticed, and maybe I’m just not watching the calendar, but I think it seems to me that your distribution declaration dates or payable dates, excuse me, seem to be slipping a little bit, and I was sort of wondering if there was any sort of change in the strategy or is it  just a function of the calendar?

Peter Kraus:	I think it’s the calendar, Bill.

Bill Katz:	OK, thank you.

Operator:	Your next question is from the line of Michael Kim with Sandler O’Neill.

Michael Kim:
Thank you.  Good afternoon.  First, can you maybe give us some additional color on the sub advisory side of the retail channel?  Are the outflows still kind of centered in variable annuities and maybe driven by this ongoing transition to passive strategies, and then just where do you think we stand in that whole process?

David Steyn:
Basically yes.  You know, I said in my remarks that we continue to see de-risking in the sub advisory channel.  We’re largely talking about the U.S., we’re largely talking about insurance companies and we’re largely talking about variable annuities.  Much of the rest of the industry has seen the same response by the variable annuity business post 2008, which was to de-risk and shift some meaningful assets into passive.  I have said in the past that many of the flows we’ve seen we’ve known about, it’s part of a process which has been underway for a sustained period of time.  So it’s not a new leg of the process, it’s not a new phenomenon.  I would stand by that remark. There’s nothing in the sub advisory flows which looks different or is unexpected.

Now, we are also  talking to many of our counterparties in the sub advisory world about re-risking, by which I don’t simply mean a shift from passive to active, but what would be the appropriate type of active products and what type of characteristics would they want long term as an alternative to passive, and those debates are ongoing.  I wouldn’t begin to predict when we’re going to see asset flows from them, but I do not necessarily think that the shift into passive is a one way street, or necessarily even a permanent street.  So it’s a more complex picture.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Michael Kim:
OK, and then I know you talked about this earlier, but maybe to come at this share repurchase discussion a bit differently.  You know, how should we be thinking about buybacks more broadly, just in light of the recent equity grants and then the 3 million unit buyback authorization?  Would you expect to work through that authorization relatively quickly to minimize that dilution?

Peter Kraus:	You know, I think our view on share repurchases is to buy back shares as and when we can without affecting the market and we’ll continue to do that as we have in the past.

Michael Kim:	OK, great. Thanks.

Operator:	Your next question is from the line of Cynthia Mayer with Bank of America.

Cynthia Mayer:
Hi, good afternoon.  Maybe just to clarify a little bit, I think you said there were two significant fund launches in Asia in the quarter.  What were those products and what assets did those contribute?  I assume that’s also what you meant by lumpy.

David Steyn:
We don’t tend to disclose that information at a client by client level.  But there were two launches and they were lumpy in the sense that they were meaningfully sized launches, with which we were very happy.

Cynthia Mayer:	OK. And I think you said it’s really global fixed income that was selling outside the U.S. and it drove retail in the quarter?

David Steyn:	And emerging debt and high yield. I mean, it’s not just global fixed income, but global fixed income has been one of the products of particular attraction.

Cynthia Mayer:	OK. Do you have any capacity constraints on the emerging debt or the high yield?

David Steyn:	We don’t feel that is an issue at the moment.

Cynthia Mayer:	OK. And what are the trends on those this quarter? Is that – I think you said they’re still meaningfully strong. Is there any sign of that peaking?

David Steyn:	Sorry, Cynthia, did you say flow trends?

Cynthia Mayer:	Yes, flow trends.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

David Steyn:	Flow trends continue to be strong in those fixed income services. It’s very hard to call a peak in advance, but the traction we’ve seen over recent quarters is continuing.

Cynthia Mayer:	OK. And just a couple of more. Let’s see, in terms of the headcount, are you expecting that to stabilize here?

David Steyn:
Yes - we don’t have a hard target as to what the headcount is now.  We certainly had a target when it was 5,600 to materially reduce it and you know 4,400 was a ballpark number, but whether the headcount of this firm is 4,200 or 4,400 or 4,500, I wouldn’t read that much into those numbers.  What I can assure you is it’s not going up to 5,000.

Cynthia Mayer:	OK. And in terms of the – the subletting charge, what’s the expense save associated with that? Is that why G&A guidance is going to 125 to 130?

John Howard:	It’s about a $3 million save annually hereafter. So starting with the second quarter this year, you can start modeling at about a $3 million annual run rate save on rental expense.

Cynthia Mayer:	OK, is there more space to be sublet at this point or is that it?

John Howard:
We have nothing to disclose at this point.  We certainly do – as we discussed on prior calls, we do have some excess real estate relating to consolidation of some space among some of our offices, especially in the New York region, but we have nothing to disclose at this point with respect to sublet space.

And then one other comment, Cynthia, about your first question with respect to lower G&A guidance.  In prior quarters, prior to 12/31 of ’09, we had included all of our transaction costs associated with our sell side business within G&A, that’s on the bottom of slide 16, there’s a footnote there.  So we’ve re-classified that up to promotion and servicing expenses.  So if you’re looking at it over prior guidance, you need to adjust for that reclassification.

Cynthia Mayer:	Right, because I think the old guidance is 140, right?

John Howard:	Right.

Cynthia Mayer:
So, OK.  All right.  And then if I could just ask one more, your exhibit on page 15 shows institutional fees to clients, seven percent sequentially, but the AUM decline is four percent.  Is that due to just two fewer days or is that a mixed shift of some kind?

John Howard:	It’s a combination of both.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Cynthia Mayer:	And what would the mix shift be due to? Is that toward fixed income or toward the other category?

Peter Kraus:
You asked this question last quarter when we talked about fixed income.  You know, marginally our success in fixed income has a bit of an income on realization rates and that’s probably what that shows.

Cynthia Mayer:	Great. All right, thank you.

Operator:	Your next question is a follow up from the line of Bill Katz with Citi Group.

Bill Katz:
OK, I’m sorry there might be some moving parts to this question so I apologize, just trying to reconcile your last comment on G&A versus promotion.  If you look sequentially it doesn’t seem like there’s a one for one increase, if you will, in terms of your distribution expenses relative to your discussion around G&A.  So I’m wondering if there’s been a more permanent reduction in your infrastructure expense, all else being equal.

John Howard:	So Bill, your specific question is around G&A or promotion and servicing?

Bill Katz:	Well, it’s really the two, right? You’ve given guidance here, I guess if we look longer term of $11, $12 million prior G&A versus current G&A.

John Howard:	Right.

Bill Katz:
If I look at your promotion line, at least relative to where you were last quarter, again I guess an average asset impact in here et cetera.  But it doesn’t seem like there’s a corresponding step up as well.  So I’m just sort of wondering, all else being equal, are you just more profitable today than yesterday?

John Howard:
Well, let me just speak generally about G&A for a second.  Had you looked at our G&A expenses in the current quarter, if you could back out the real estate charge, that number falls to about 126, which is within the range that we’ve previously discussed.  When you move the transaction costs up to promotion and servicing fees, you’re saying that the trend in prior quarters versus Q1, you believe there are other declines and other expenses?

Bill Katz:	I’m just, I’m wondering, yes, basically.

John Howard:
Let me talk about the trends in promotion and servicing because I think that’s what your question is about.  I think there was a decline of about five percent in distribution plan payments versus the prior period, which are generally trending with our retail assets under management.  We did have some cuts in our travel and entertainment costs versus prior quarters, it was about a $2.5 million improvement in our T&A expenses versus the fourth quarter, which was probably netting against that transaction cost number.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Bill Katz:
OK.  And then just to sort of follow up, when you look at the ancillary businesses or some of these product innovations, and it seems like you’re more focused on people versus the process or platform, at this point in time. Is there anything out there that you’re looking at that could accelerate the market share opportunity here?  Is there sort of an opportunity cost of doing things de novo rather than potentially looking outside the firm to accelerate the opportunity?

Peter Kraus:
Bill, you know we will continue to look at both people, platforms and, you know, broader opportunities as we have in the past.  We’re going to take our time, we’re going to look at what we think is interesting.  We have had a leaning toward hiring people as opposed to buying businesses because they’re just more complex to merge together.  My guess is we’ll continue to lean in that direction.

Bill Katz:
And just my last follow up, and thanks for taking all the questions.  When you look at your headcount sequentially, I just sort of wonder what some of the dynamics might be.  I know you sort of said for years you’re about four percent below end of the year, sort of four to six percent range, if you look over the last several years, ex ’09.  But where are you seeing some of the sequential change and what does that mean for the sort of incremental hiring needs in the most immediate term?

David Steyn:
I don’t think there’s any particular message behind the numbers.  I just thought it was interesting to point out that the first quarter over fourth quarter number was totally consistent or better than our experience in ’05 through ’08.  In fact, if I drill even deeper into it and split it out between voluntary and involuntary departures on both of those two criteria, it’s also being better than or equal to past experience.  So there’s nothing happening on the headcount which is in any way painting a picture or telling a story.

So you know it’s the normal Q1 attrition of recent years.

Bill Katz:	OK, thanks very much guys.

Phil Talamo:	Julie Ann, we have time for one more question.

Operator:	And your final question is also a follow up from the line of Robert Lee with KBW.

ALLIANCEBERNSTIEN
Moderator: Phillip Talamo
05-03-10/4:00 p.m. CT
Confirmation # 67440215

Robert Lee:	Thanks. Good afternoon and I appreciate everyone’s patience taking all these questions.

I was really just curious if we could possibly get some update on the initiatives in the 401K market.  I mean, if I went back, starting a few years back, there had been a, I think a fairly important large initiative for the firm to build kind of an open architecture 401K platform that can manage the glide paths and have third party products in there and all kinds of things. And I think for a period of time that was also accounting for a reasonable amount of the firm’s wins or unfunded wins, you know, when they were reported quarterly. You’re not talking about that too much, I think, more recently. Can you kind of update us?  Is that still a key priority for the firm?  Has there been kind of a shift maybe away from that where you think there are better opportunities to focus management’s time and resources?

David Steyn:
A pleasure to answer that question, it’s just that I’m very modest that we haven’t been talking about it.  It continues to be a strategic priority of the firm.  If you look at ’08 and the immediate aftermath into ’09, one of the interesting phenomena was that the DC, the 401K industry, here in the states almost sort of froze.  There is just no activity as people sat back and tried to work out what was happening as the dust settled.  We are undoubtedly seeing the unfreezing of that and activity in DC is increasing.  There are many conversations underway with DC plans right now and the very initiatives you highlight in your question are at the forefront of it.  So for example, a customer has Retirement Strategies, which was a very big initiative of this firm a few years ago.  That is one of the areas where we’re having some of the most interesting conversations with our prospects and our clients today.  So it was a strategic priority, it continues to be a strategic priority.  There undoubtedly was a pause in ’09 in DC activity almost across the board.  We see that area heating up now.

There is, of course, a great deal of debate in Washington about the DC industry and there could be changes and ramification there which we’re keeping an eye on.  But it’s definitely something which is a high priority for us and I’m even more than happy to talk in greater detail in subsequent earnings calls about it.

Robert Lee:	Great. That was it. Thank you very much.

Phil Talamo:	Thanks everyone for participating on our call. If you have any further questions, reach out to the IR team whenever you’d like. Enjoy the rest of your evening.

Operator:	Thank you all for participating in today’s conference call. You may now disconnect.

END